Exhibit 99.1

Investor Contact: Berkman Associates (310) 477 – 3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 – 8900 xenonics@xenonics.com
Xenonics Reports Third Quarter Results
CARLSBAD, CALIFORNIA — August 15, 2011 — XENONICS HOLDINGS, INC. (OTCBB & OTCQB:XNNH) today announced financial results for the third quarter and first nine months of fiscal 2011.
For the three months ended June 30, 2011, revenue decreased to $775,000 compared to $1,421,000 for the third quarter of fiscal 2010. The net loss for this year’s third quarter was $597,000, or $0.02 per share. This compares to a net loss for last year’s third quarter of $188,000, or $0.01 per share.
For the nine months ended June 30, 2011, revenue increased to $6,323,000 compared to $2,786,000 for the same period of the prior year. Net income increased to $377,000, or $0.02 per diluted share. This compares to a net loss for the first nine months of fiscal 2010 of $1,544,000, or $0.07 per share.
Selling, general and administrative expenses decreased to $601,000 for the third quarter and $1,878,000 for the first nine months of fiscal 2011, compared to $709,000 for the third quarter and $2,198,000 for the first nine months of fiscal 2010.
At June 30, 2011, Xenonics reported working capital of $3,502,000, including cash of $739,000, and a current ratio of 10.7 to 1.
“Our team did an excellent job managing the Company’s expenses and balance sheet this past quarter, when we experienced continued delays in securing purchase orders due to the delay in finalizing the Federal budget, which in turn affected Department of Defense procurement. We believe these orders are forthcoming,” said Chairman Alan Magerman.
“During the quarter we received an initial purchase order from a police department in California for our new SuperVision patrol package, which makes the advantages of Xenonics’ proprietary high definition night vision system available to patrol units at an affordable price. We are in the process of filing patents on this new system. We believe the police market is a major new growth opportunity for Xenonics, and we are pursuing it aggressively,” Magerman said.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the third quarter of fiscal 2011. The dial-in number is (800) 435-1398 and the passcode is #99538802. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #87070593, after 1:00 p.m. EDT.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports Third Quarter Results
August 15, 2011
Page Two
About Xenonics
Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	June 30,		June 30,
Rounded in thousands, except per share amounts	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenues	$775,000	$1,421,000	$6,323,000	$2,786,000

Cost of goods sold	537,000	692,000	3,463,000	1,433,000

Gross profit	238,000	729,000	2,860,000	1,353,000

Selling, general and administrative	601,000	709,000	1,878,000	2,198,000
Research and development	198,000	171,000	495,000	625,000

Loss (income) from operations	(561,000)	(151,000)	487,000	(1,470,000)

Other income/(expense):
Gain on derivative revaluation	—	—	—	38,000
Interest income	2,000	1,000	5,000	3,000
Interest (expense)	(38,000)	(38,000)	(113,000)	(113,000)

Loss (income) before provision for income taxes	(597,000)	(188,000)	379,000	(1,542,000)

Income tax provision	—	—	2,000	2,000

Net (loss) income	$(597,000)	$(188,000)	$377,000	$(1,544,000)

Net (loss) income per share:
Basic	$(0.02)	$(0.01)	$0.02	$(0.07)

Fully-diluted	$(0.02)	$(0.01)	$0.02	$(0.07)

Weighted average shares outstanding:
Basic	25,088,000	24,719,000	25,107,000	22,247,000
Fully diluted	25,088,000	24,719,000	25,107,000	22,247,000

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
Rounded in thousands, except par value	2011	2010
	(unaudited)

Assets

Current Assets:
Cash	$739,000	$705,000
Accounts receivable, net	679,000	956,000
Inventories, net	2,123,000	1,966,000
Other current assets	322,000	166,000

Total Current Assets	3,863,000	3,793,000

Equipment, furniture and fixtures, net	43,000	69,000
Goodwill	375,000	375,000
Other assets	141,000	216,000

Total Assets	$4,422,000	$4,453,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$146,000	$492,000
Accrued expenses	83,000	126,000
Accrued payroll and related taxes	132,000	110,000

Total Current Liabilities	361,000	728,000

Notes payable	438,000	376,000

Total Liabilities	799,000	1,104,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding as of June 30, 2011; 25,622,000 issued and 25,509,000 shares outstanding at September 30, 2011	25,000	25,000
Additional paid-in capital	26,652,000	26,954,000
Accumulated deficit	(23,054,000)	(23,324,000)

	3,623,000	3,655,000

Less treasury shares, at cost, 0 shares as of June 30, 2011 and 113,000 shares as of September 30, 2010	—	(306,000)

Total Shareholders’ Equity	3,623,000	3,349,000

Total Liabilities and Shareholders’ Equity	$4,422,000	$4,453,000